Exhibit (a)(5)(D)

To: All PMC Employees

From: Greg Lang

Date: November 24, 2015

Subject: PMC to be Acquired by Microsemi Corporation

Dear PMC Employees,

I am pleased to share with you that today we announced an agreement to be acquired by Microsemi Corporation. As you know, we originally entered into a merger agreement to be acquired by Skyworks Solutions, Inc., but Microsemi made an unsolicited proposal at a higher price, and Skyworks chose not to counter a second time. Our board of directors decided to exercise PMC’s right to terminate the agreement with Skyworks to enter into the agreement with Microsemi.

The competition between Microsemi and Skyworks highlights how strongly the market values our company and our prospects for the future. I think we can all be proud of the results we have achieved. Our combination with Microsemi should offer opportunities to strengthen our position with customers and suppliers, and to operate at greater scale and more efficiently.

Microsemi offers a comprehensive portfolio of semiconductor and system solutions for communications, industrial, defense, security and aerospace segments, as well as custom design capabilities and services and has approximately 3,600 employees worldwide. Microsemi expects the combination with PMC to expand Microsemi’s portfolio of high-performance mixed-signal solutions, complement Microsemi’s optical and switching product offerings, and accelerate their efforts to grow their existing data center business.

Looking ahead, I ask for your full support and cooperation as we launch the integration planning process. We expect the transaction to close in early 2016, and will provide updates as needed. Until then, Microsemi and PMC will remain as separate, independent companies, and we should continue business as usual.

Alinka will be hosting Staff Updates today at 10:00 a.m. and 6:30 p.m. PST to discuss the transaction and address your questions. In addition, Employee Q&A will be posted on the new Microsemi-PMC Acquisition page on Connections. Further information regarding Microsemi and the transaction will be rolled out next week after the U.S. Thanksgiving break.

My thanks to all of you for your hard work and focus during this long and arduous process. Our customers rely on our innovative solutions and world-class support, and I appreciate your continued attention to the business. I expect exciting times ahead as we join forces with Microsemi to further grow our franchises in storage and optical switching.

- Greg

Forward-Looking Statements

Certain statements made herein, including, for example, information regarding the proposed transaction between Microsemi and PMC, the expected timetable for completing the transaction, and the potential benefits of the transaction, are “forward-looking statements”. These forward-looking statements reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, our actual results may differ materially from our expectations or projections.

The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the outcome of any legal proceedings that could be instituted against PMC or its directors or Microsemi related to the merger agreement; the possibility that various conditions to the consummation of the Microsemi exchange offer and merger may not be satisfied or waived, including the receipt of all regulatory clearances related to the merger; the failure of Microsemi to obtain the necessary financing pursuant to the arrangements set forth in the debt commitment letters delivered pursuant to the merger agreement or otherwise; uncertainty as to how many shares of PMC common stock will be tendered into the Microsemi exchange offer; the risk that the Microsemi exchange offer and merger will not close within the anticipated time periods; risks related to the ultimate outcome and results of integrating the operations of Microsemi and PMC, the ultimate outcome of Microsemi’s operating strategy applied to PMC and the ultimate ability to realize synergies; the effects of the business combination on Microsemi and PMC, including on the combined company’s future financial condition, operating results, strategy and plans; risks that the proposed transaction disrupts current plans and operations, and potential difficulties in employee retention as a result of the merger; risks related to Microsemi’s ability to successfully implement its acquisition strategy or integrate other acquired companies; uncertainty as to the future profitability of businesses acquired by Microsemi, and delays in the realization of, or the failure to realize, any accretion from acquisition transactions by Microsemi; risks related to Microsemi’s reliance on government contracts for a significant portion of its sales, including impacts of any termination or renegotiation of such contracts, uncertainties of governmental appropriations and national defense policies and priorities and effects of any past or future government shutdowns; the risk of downturns in the highly cyclical semiconductor industry; the effects of local and national economic, credit and capital market conditions on the economy in general, and other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in our other reports and other public filings with the U.S. Securities and Exchange Commission (“SEC”), including, but not limited to, those detailed in PMC’s Annual Report on Form 10-K for the year ended December 27, 2014 and PMC’s most recent quarterly report filed with the SEC, and Microsemi’s Annual Report on Form 10-K for the year ended September 27, 2015 filed with the SEC. The forward-looking statements contained herein are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Important Additional Information to be Filed with the SEC

This document relates to a pending business combination transaction between Microsemi and PMC. The exchange offer referenced in this document has not yet commenced. This document does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Microsemi will file a registration statement on Form S-4 related to the transaction with the SEC and may file amendments thereto. Microsemi and a wholly-owned subsidiary of Microsemi will file a tender offer statement on Schedule TO (including a prospectus/offer to exchange, a related letter of transmittal and other exchange offer documents) related to the transaction with the SEC and may file amendments thereto. PMC will file a recommendation statement on Schedule 14D-9 with the SEC and may file amendments thereto. PMC and Microsemi may also file other documents with the SEC regarding the transaction. This document is not a substitute for any registration statement, Schedule TO, Schedule 14D-9 or any other document which PMC or Microsemi may file with the SEC in connection with the transaction. Investors and security holders are urged to read the registration statement, the Schedule TO (including the prospectus/offer to exchange, related letter of transmittal and other exchange offer documents), the recommendation statement on Schedule 14D-9 and the other relevant materials with respect to the transaction carefully and in their entirety when they become available before making any investment decision with respect to the transaction, because they will contain important information about the transaction.

Such materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s Web site: www.sec.gov. In addition, PMC’s stockholders will be able to obtain free copies of such materials by contacting Joel Achramowicz at (408) 239-8630.